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John W. Rogers, Jr. Joins NIKE, Inc. Board of Directors

BEAVERTON, Ore., Nov. 19, 2018 --- NIKE, Inc. (NYSE: NKE) today announced John W. Rogers, Jr. has been appointed to the Company’s Board of Directors.

Rogers, 60, is founder, Chairman, CEO and Chief Investment Officer of Ariel Investments, LLC.

“John brings with him a depth of financial expertise and we are pleased to welcome him to Nike’s Board of Directors,” said Mark Parker, Chairman, President and CEO of NIKE, Inc. “His insights as a business leader will be invaluable as Nike moves into its next phase of accelerated growth.”

Rogers founded Ariel Investments in 1983 to focus on undervalued small and medium-sized companies, after working as a stockbroker at William Blair & Co., LLC. He has built a solid long-term track record as the lead Portfolio Manager for Ariel Fund, a position he has held continuously since its inception in 1986.

Beyond Ariel, John serves as a board member of Exelon Corp., McDonald’s Corp., and The New York Times Co. Additionally, he is a director of the Robert F. Kennedy Center for Justice and Human Rights, and a member of the American Academy of Arts and Sciences. Following the election of President Barack Obama, he served as co-chair for the Presidential Inaugural Committee 2009, and more recently, he joined the Barack Obama Foundation’s Board of Directors. From 2009 to 2015, he served as Chair of the University of Chicago Laboratory School and has served as a Trustee of the University of Chicago since 2000. John earned his AB from Princeton University, where he was captain of the varsity basketball team. In 2008 he was awarded Princeton’s highest honor, the Woodrow Wilson Award.

About NIKE, Inc.
NIKE, Inc., based near Beaverton, Ore., is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, Nike’s earnings releases and other financial information are available at http://investors.nike.com. Individuals can also visit http://news.nike.com/ and follow @Nike.